Exhibit 99.2

HENRY BROTHERS ELECTRONICS

Moderator: Todd Fromer
March 3, 2009
10:00 am CT

Operator:	Good morning ladies and gentlemen and welcome to the Henry Brothers’ Fourth Quarter and Year End 2008 conference call. At this time, all participants have been placed on a listen-only mode.

The floor will be open for questions following today’s presentation.

It is now my pleasure to introduce your host for today’s call, Todd Fromer of KCSA Strategic Communications. Mr. Fromer, you may begin.

Todd Fromer:

Thank you, (Jackie) and again, welcome to Henry Brothers Electronics’ Fourth Quarter and Year End 2008 conference call. Representing the company today are Jim Henry, Chief Executive Officer, John Hopkins, Chief Financial Officer and Brian Reach, President and Chief Operating Officer.

Before I turn the call over to Jim for his opening remarks, I will read the Safe Harbor statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of risk factors listed in the company’s filings with the U.S. Securities and Exchange Commission.

Henry Brothers Electronics does not assume any obligation to update the forward looking information.

With that said, I would like to now turn the call over to Jim Henry, the company’s Chief Executive Officer. Jim, the floor is yours.

James Henry:

Thank you, Todd. I would like to welcome everyone to Henry Brothers’ Fourth Quarter and Year End 2008 conference call. Since our last update our economy has continued to flounder and many worry that the United States has sunk deeper into the now confirmed recession.

Our industry itself has continued to weather some of very challenging times, but the impact of the economy can be seen in the pricings of projects across the industry and in the valuations of many public companies.

However, we are pleased to say that our company’s strategy of geographic vertical market diversification has proven wise, with our profitability increasing and our stock up over 40% since last February.

I’d like to use the first segment of our remarks to detail how we plan to both weather the economic storm and continue to grow our business. Following these comments I will turn the call over to John Hopkins who will provide a detailed review of our financial results.

While the global financial crisis continued throughout the past year, our management team made a very conscious decision not to just sit by and wait for the fall out but to aggressively and profitably increase our market share.

Doing this required discipline during the bidding process and the confidence that our team had the resources, manpower and skill to get the job done. While this crisis is unlike anything we have any experienced, we know that it is events such as this that tend to reduce the size of the marketplace.

I am pleased to say the relationships and the brand that we have cultivated over the years are serving us well and we are confident that we will emerge a stronger company once the market turbulence subsides.

In short, 2008 was a very good year for us. In the face of market headwinds we were able to increase our annual revenue by 7.8% and go from a loss of 5 cents per diluted share to a gain of 26 cents per diluted share.

Our performance for the quarter is equally as impressive with our revenue increasing by 8.3% and our earnings per diluted share increasing from 1 cent to 12 cents for the quarter ended December 31, 2008.

This impressive level of performance is a direct result of the placement of key personnel and systems in high growth regions around the country.

We have benefited from an across the board change in philosophy that has permeated all levels of our company following unsatisfactory performance in 2006. While it has taken some time for these systems to take hold, we are now performing at a much higher level and believe that is has helped us to have a more defensive business during the current downturn.

Investors should rest assured that we are very optimistic about our future and the coming year specifically. We believe that our industry will be the beneficiary of the influx of government spending on large infrastructure projects outlined by the new Obama Administration.

These are the types of projects we are most suited for and may help us to continue to out perform even if this is a slow down in the commercial marketplace.

Our optimism going into 2009 is also bolstered by the quality of projects such as our tactical video capture system or TVCS project with L3 communications that commenced this past year.

We expect to see a significant acceleration of the TVCS project going into the second and third quarter of 2009 as we work on several of the remaining 14 out of 15 project sites. As it stands today, we have recognized $2.6 million in revenue as it relates to this project. And at the end of 2008 we had a backlog of $5 million attributed to this project.

Though we did anticipate being further with this project by now, the startup process was longer than expected due to the time limitations of working on live ranges and the implementations of processes that will benefit the future as well as other projects.

However, we have worked through many kinks over the last five months and things are now moving smoothly. At December 31, 2008, our belief is that we had completed less than 3% of this project based on the number of sites to complete and I am pleased with our performance thus far.

Our corporate management has been very involved in this project which is reflected in our stronger operating margins.

While the TVCS project was a very good win for us, we have not been content to rest on our laurels. We have been opening new offices around the country and have double our sales force in every region.

As many of you have seen, a few weeks ago we announced the opening of a new office in Grand Junction, Colorado. Colorado is becoming a stronger region than the past by focusing on projects which we believe will be the future with increased government spending on infrastructure.

Opening of an office in Grand Junction was a logical step in providing better service to customers in that market that were initially secured and serviced from our Denver office.

We also recently announced the opening of a new office in Houston, Texas. We expect the new Houston office to contribute significantly to our revenue growth in Texas in the coming year and are seeing strong flow of RFPs despite the economic downturn.

In September 2008, we appointed John Noble as Vice President and General Manager of the Texas division and he has been doing a tremendous job for us. The new Houston, Texas and Grand Junction Colorado offices are strategically related in that they broaden HBE’s ability to service the petrochemical vertical market incumbent to both regions.

We continue to implement systems that we expect will lead to increased efficiencies going forward and we plan on continuing to leverage the talents of the corporate staff on a number of larger projects.

Specifically our Airorlite divisions that see more upside in the next year as we’ve worked through one time issues surrounding transitions of personnel and poorly executed jobs in late 2007 requiring additional effort during the first quarter of 2008.

These jobs have been substantially completed and we expect to return to profitability for this division in 2009. We have also seen improvements in the bottom lines of our Mid Atlantic and Colorado regions in 2008 versus 2007, which we expect to continue into 2009.

Our New Jersey and Arizona regions continue to meet or exceed expectations. Although California returned to profitability in 2008, with the banking vertical market exceeding our profit expectations, the balance of the business has room for some more improvement.

Although we have added sales staff to our banking vertical, we expect 2009 to be a challenging year for the banking vertical as three of their top six accounts have been taken over by larger institutions.

These three accounts however represented less than 2% of consolidated integration billing in 2008 illustrating the insulation of our market diversification provides for us.

Because of the current state of the markets we have also tightened up our reporting structure looking at specific metrics such as proposal flow, bookings and billable and non-billable hours on a weekly basis.

With regard to new growth initiatives, we are actively considering reentry into the mobile DVR market on our terms through the Viscom division.

A few years ago, we put our push into the mobile DVR market on hold when we felt the market was being saturated by a number of new under priced entrants from outside the United States and we did not feel we would be able to win business at margins that we felt comfortable.

This is now turning around as certain of these entrants have performed poorly and we are beginning to see agencies look to us for guidance support and new systems.

We are also looking for acquisitions to expand our product line through and expand our geographic reach by moving into new markets such as Northern California and Philadelphia.

In addition to this national growth, we have also come across potentially large international opportunities. For example, we are currently working on a pilot project in India where we are implementing a $2-1/2 million project with significant potential add on business.

In order to fund any potential acquisitions, we may seek additional financing in 2009 to ensure that we are able to quickly take advantage of the accretive opportunities as they arise and also position us to go after larger projects that will be associated with the infrastructure projects being funded by our government.

Investors should recall that in October 2008 in the midst of the financial crisis, we amended our revolving credit agreement with TD Bank North increasing our credit line from $4 million to $8 million while extending the term of the agreement to June 30, 2010.

This additional capacity in our line of credit provides us with greater liquidity and working capital to finance current organic growth, which we have drawn

$4.8 million of the $8 million line as of December 31, 2008, while we are managing our cash position as efficiently as possible.

Our minimal cash balance on December 31, 2008 is due to minimizing the cash balances in our operating accounts by managing it with this revolving credit facility.

As a final note before turning the call over to John, during the most recent quarter we named Richard Rockwell as Vice Chairman of our Board of Directors and Chairman of our Executive Committee.

I’m sure many of you are familiar with Rick and his role with Henry Brothers as he has served on our Board since November of 2007. Rick has a long record of success within our industry and his insight and leadership has been valuable to our Board. He is also a significant shareholder in our company and his guidance on our Board has always been biased towards increasing shareholder value.

We look forward to continuing our recent success with Rick as our Vice Chairman.

I would now like to turn the call over to John for his review of our financial results. John?

John Hopkins:	Thanks Jim. I would like to now review our financial results for the fourth quarter and year ended 2008. Revenue for the three months ended December 31, 2008 was $19.1 million compared to revenue of $17.6 million for the three months ended December 31, 2007.

This increase was attributable to the commencement of installing TVCS and increased revenue from our Mid Atlantic region, which is partially offset by a decrease in revenue for the New Jersey region as a result of the winding down of work completed on contract for several large public agencies in the New York metropolitan area.

Revenue for the year ended December 31, 2008 was $62.4 million representing an increase of 7.8% over revenue of $57.9 million for the year ended December 31, 2007. This increase related principally to the TVCS project as well as the existing customer base for Arizona and Mid Atlantic regions.

These increases were partially offset by declining revenue from our California banking vertical market as well as from our Airorlite subsidiary.

While up significantly from the preceding years, New Jersey and New York’s revenues were flat in 2008 compared to 2009. A significant portion of the revenues of both years for New Jersey and New York resulted from work completed for several large public agencies in the New York area.

We recorded net income of 725,756 or 12 cents per diluted share for the three months ended December 31, 2008 compared to net income of 39,027 or 1 cent per diluted share to the comparable period in 2007.

Our SG&A for the fourth quarter increased by 31,532 when compared to previous years’ comparable quarter.

We recorded net income of $1.6 million or 26 cents diluted for the year ended December 31, 2008 compared to a net loss of 303,000 or 5 cents per diluted share for the ended December 31, 2007.

SG&A expenses were $12.8 million for the year ended December 31, 2008 as compared to $12.7 million for the year ended December 31, 2007.

Turning to our backlog, our backlog is down as a result of winding down of several jobs in our New Jersey division and not replacing such with similar sized projects. This was particularly note worthy in the New York, New Jersey market where we have seen increased margin pressure in the larger project bid market where there are more bidders for the same projects.

We do not feel that it is a viable long term business strategy to bid jobs at cost and we believe that the brand that we have built and the footprint that we have established has put us in a very good position to be selective in this marketplace as we faced heightened competition.

With regard to guidance for fiscal 2009, we are forecasting operating profit of 6% on $80 million of revenue. Please note that the projected annual sales are now inclusive of the TVCS project which will be weighted more to the second, third and fourth quarters.

I would like to now turn the call back to Jim for his concluding remarks.

James Henry:

Thanks, John. As a final comment, I would like to say I’m confident that the financial markets will right themselves in due course. Until then, we will remain focused on the maintenance and growth of our business and will remain poised to take advantage of any opportunities that may arise.

Our confidence comes from our belief in the strength of the brand we have cultivated and the superior knowledge and skill set of the team we have put in place.

On behalf of our Board and our employees, I would like you all for your continued support and would now like to turn the call open to questions.

Operator:

I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Ken Liddy with Wachovia Securities.

Ken Liddy:	Hi guys. Congratulations on a solid 2008.

James Henry:	Thanks Ken.

Ken Liddy:	With regards to the pilot project in India, could you give us a little bit more color?

James Henry:

I was over there in September, October, you know, when the financial markets were taking on the chin over here and before the Mumbai attacks. We were brought into that opportunity because of as we said earlier in this conference call, you know, the brand that we have developed here in these particular vertical markets, specifically, transit.

And we’re engaged in a pilot project over there for a, you know, for a transit facility that is basically illustrating the kinds of technologies that we have successfully implemented over here in the States. And obviously with the Mumbai attacks then happening after September, there’s even more heightened focus on that.

So, you know, our thrust over there is, you know, certainly not to go over and develop a $2 million or $3 million business. So we see this as an opportunity of quite potential scale.

You know, it’s still early in the stages at this point, but the fact that we’re gaining some familiarity in working in an international environment through the TVCS program and the fact that, you know, our brand is now recognized, you know, through the transit properties and transit agencies, you know, across the globe of what we’ve accomplished, I think it really does position us for some scalable opportunity.

We like the Indian market, A, because of the size of the infrastructure that was built, you know, by the British way back when. The fact that, you know, security is really a new need for them because until, you know, the terrorist attacks or whatnot it’s been a relatively crime free country.

And the fact that English is spoken as a primary, if not secondary language, which makes doing business a little bit easier.

Ken Liddy:	Do you have a partner that you’re working with in India?

James Henry:	Yes. We’re partnered with a company called (Inspec), which is a combination of U.S. and Indian interests that have been engaging with the government over there, you know, prior to reaching out to us.

Ken Liddy:	How far along is this pilot project in development?

James Henry:	It’s just beginning. We’re just commencing the first phase of it at this point.

Ken Liddy:	And how long do you expect to take it to get it totally ramped up?

James Henry:	The pilot? The pilot will actually run, I would say through June, July as far as the implementation. And, you know, there’s possibility that we could have concurrent work, you know, that would develop in parallel to rather than just successive to the pilot but it’s a little early to forecast that.

Ken Liddy:	Okay. Now, you mentioned the TVCS project you had completed about 3% as of December 31?

James Henry:	Well that’s a conservative estimate of what we believe the job could be. As you know, we only recognize in our backlog those released orders, you know, not the overall project opportunity but, you know, we wanted to give, you know, some idea of the low end of what we think the value of that could be if it scales according to the original plan. So you’ve got, you know, more drill down on the details of that. You know, Brian can jump in on, you know, on those answers.

Ken Liddy:	And about what percentage of your revenue in the fourth quarter was from the TVCS project?

James Henry:	We listed that here in the call. It was $2-1/2 million.

Ken Liddy:	Okay, $2-1/2 million.

James Henry:	Two point six.

Ken Liddy:	So, obviously you’re expecting enormous contribution from this project over the next few years.

James Henry:

Well we have - you know, we’ve identified that, you know, we see increasing contribution from it in 2009, but in the guidance that we’ve given, you know, we’re still looking at growth of our core business independent of the TVCS contribution. And I should also say that the guidance we’re giving for ‘09 is independent of what might happen with regards to the initiative in India.

That’s really not part of our projections at this point.

Ken Liddy:	Okay. Do you have any type of updates with regards to the World Trade Center potential project?

James Henry:

Yes, I don’t see any tenants clamoring to run down there, so I think that probably the comments I made in October or December, you know, are probably still holding. We’re still expecting to see, you know, some contracts start getting let come, you know, come April.

The fact that the Port Authority is anticipated to be a fairly large tenant in Tower Four should help ensure that that particular building, you know, still continues to get built according to the schedule. You know, I still am unsure as to when we’re going to see, you know, an effort to complete Towers Two and Three in this climate, you know, until there’s a need.

You know, whether the infrastructure spending actually helps to cultivate, you know, faster movement on the construction down there at the World Trade Center site, you know, is unclear at this point other than, you know, some of those monies may end up down in the transportation infrastructure that’s down below grade.

Ken Liddy:	Going back to the TVCS project real quick. As different percentages of the overall - I’m sorry. As money is released to the project, will you be updating us with regards to, you know, another $20 million or another $10 million?

James Henry:	Yes. Well, you’ll see - yes, you’ll see it on our - as the projects get released, the orders come released to us, then they get recognized in our backlog and you’ll see that in the backlog figures.

Ken Liddy:	Okay. Great. Okay, that’s all my questions. I appreciate it.

James Henry:	Thanks.

Operator:	Again, if you would like to ask a question, press star then the number 1 on your telephone keypad. At this time we have no further questions.

James Henry:

Well, thank you and again I appreciate everybody’s continuing to follow us in times through thick and thin and this is actually a time when we have a little combination of both. You know, overall certainly the economy is in difficult times right now, but, you know, we’re very fortunate to be in a position at this point to, you know, to be not only weathering this, you know, better than others, but, you know, even having opportunities to grow in this particular climate.

So we look forward to your participation in our next call.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END